EXHIBIT 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2005 THIRD-QUARTER
AND NINE-MONTH RESULTS

AKRON, Ohio – July 6, 2005 – A. Schulman Inc. (Nasdaq: SHLM) announced today that net sales for the third fiscal quarter ended May 31, 2005 were $374.9 million, an increase of $43.6 million or 13.2% over last year’s third-quarter sales of $331.3 million. Higher prices and changes in product mix provided all 13.2% of the increase in sales. Tonnage declined 4.3% from last year, but this decline was offset by the translation effect of foreign currencies, primarily the euro, which increased sales by 4.3%.

“Although sales were at record levels, net income was down from last year’s third quarter, primarily due to a reduction in gross profit margins because of soft economic conditions, higher resin costs and a decline in the value of the euro compared with the preceding quarter,” said Terry L. Haines, president and chief executive officer. “In addition, demand was lower for all of our products in North America, especially in the automotive industry, a major market for our products.”

Net income for the third fiscal quarter was $7,407,000 or $0.23 per diluted share compared with $12,921,000 or $0.42 per diluted share in the comparable 2004 quarter. Net income for 2005 included a net gain of $497,000 from the sale of an office in Europe and $962,000 from a refinement in assumptions relating to freight in North America. The translation effect of foreign currencies, primarily the euro, increased net income by $596,000 or $0.02 per share.

Net sales for the nine months ended May 31, 2005 were $1.088 billion, a new record, and increased $167.9 million or 18.2% from sales of $920.3 million for the comparable nine-month period last year. Changes in price and product mix increased sales by 10.9%. Tonnage was up 1.3% and the translation effect of foreign currencies favorably impacted sales by 6.0%.

Net income for the nine-month period was $25,632,000 or $0.82 per diluted share compared with $27,775,000 or $0.91 per diluted share for the comparable 2004 period. Net income for 2005 included a gain from the sale of an office in Europe, a refinement in assumptions relating to freight in North America, and $4,370,000 of tax benefits from tax reserves no longer required due to a change in Mexican tax laws and the favorable settlement of a claim in Canada.

European Operations
Sales in the Company’s European operations, including Asia, were $258.7 million for the fiscal 2005 third quarter, an increase of $36.8 million or 16.6% over last year’s third quarter. For the nine-month period, sales were $760.7 million, an increase of $147.4 million or 24.0% over the comparable 2004 period. Tonnage was down 0.9% for the quarter, but up 5.9% for the nine-month period. The translation effect of foreign currencies increased sales by 6.0% for the quarter and 8.7% for the nine-month period. Higher selling prices and changes in product mix increased sales by 11.5% for the quarter and 9.4% for the nine-month period.

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Gross profit for the European operations declined $2.7 million or 7.1% in the quarter and margins declined to 13.5% in the quarter from 17.0% in the 2004 third quarter. For the nine-month period, gross profit was up $5.9 million or 5.5%, but margins declined to 14.7% from 17.3% a year ago.

North American Operations
North American sales for the quarter were $116.2 million, an increase of $6.9 million or 6.3% over the 2004 third quarter. Tonnage was down 10.3% in the quarter, but higher selling prices and changes in product mix increased sales by 15.6%. Gross profit decreased $995,000 in the quarter due to the decline in tonnage and a decrease in margins to 10.8% from 12.3% in the year-ago quarter.

For the nine months ending May 31, 2005, sales in the Company’s North American operations were $327.4 million compared with $307.0 million a year ago, an increase of 6.6%. Tonnage for the nine-month period was down 6.9%. Gross profit for the nine-month period was up $1.9 million or 5.4% over the same period last year, and margins were down slightly to 11.1% in the current period from 11.3% a year ago.

China
The Company is currently adding a second manufacturing line to its facility in China. This line, with an annual capacity of about 22 million pounds, will produce engineered compounds for the Chinese automotive industry and consumer product applications. The cost for this project is approximately $4.0 million and production is scheduled to start in early 2006.

Repurchase of Shares
During the 2005 third quarter, A. Schulman repurchased 60,950 shares of its common stock at an average price of $16.42 per share. No shares were repurchased during the first six months of the fiscal year. Currently, the Company can repurchase up to 1,730,629 additional shares under an existing authorization from its Board of Directors.

Business Review and Outlook
“It was a very challenging quarter,” Haines said. “A major issue has been the significant increase in the cost of plastic resins over the last nine months, primarily because of escalating energy and feedstock costs for resins. During this period, customers built inventories in raw materials and finished products as a response to the rising resin prices.”

Haines continued, “Subsequent to this inventory build-up, demand for all of our products softened as customers reduced inventories in response to weaker order levels, especially in the North American automotive market. We also experienced a weakening of orders in our European operations during the quarter just ended, again in response to softer economic conditions and efforts to reduce inventory levels.”

Haines noted further that the Company has recently seen an improvement in its European order levels, but competitive price pressures continue to hamper profit margins. “We are also entering the traditional vacation period in Europe and, therefore, we anticipate softer demand at least through our fourth quarter ending August 31, 2005,” he said.

“In North America, business conditions are less than ideal, although there are some indications that sales may start to improve in the automotive area,” Haines added. “The current business environment makes it extremely difficult to maintain appropriate margin levels with acceptable volume.”

In addition to the anticipated soft economic conditions for the fourth quarter, there has also been a weakening in the value of the euro, which the Company expects will negatively impact its net income. Accordingly, the Company anticipates net income for the 2005 fourth quarter to be somewhat less than last year’s comparable quarter, excluding charges for restructuring, goodwill impairment and a valuation allowance for tax assets.

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“We believe the difficult economic environment will continue into our fiscal 2006 year. However, we anticipate an improvement in our 2006 performance due to higher tonnage coupled with a reduction of inventory cutbacks by customers, and more stability in resin pricing, which will provide better margins,” Haines concluded.

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2005 third-quarter earnings can be accessed at 9 a.m. Eastern time on Thursday, July 7, 2005, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 14 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2004 were approximately $1.24 billion. Additional information about A. Schulman can be found at www.aschulman.com.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended		Nine Months Ended
	May 31, 2005	May 31, 2004	May 31, 2005	May 31, 2004
	(Unaudited)		(Unaudited)
Net Sales	$374,948,000	$331,271,000	$1,088,132,000	$920,274,000
Interest and Other Income (2)	1,195,000	731,000	1,992,000	1,605,000

	376,143,000	332,002,000	1,090,124,000	921,879,000

Cost of Sales (1)	327,499,000	280,136,000	939,766,000	779,633,000
Other Costs and Expenses	35,929,000	31,624,000	110,929,000	95,048,000
Restructuring Expense — N. America	(34,000)	295,000	182,000	295,000

	363,394,000	312,055,000	1,050,877,000	874,976,000

Income Before Taxes	12,749,000	19,947,000	39,247,000	46,903,000
Provision for U.S. and Foreign Income Taxes (3)	5,342,000	7,026,000	13,615,000	19,128,000

Net Income (1) (2) (3)	$7,407,000	$12,921,000	$25,632,000	$27,775,000

Weighted Average Number of Shares Outstanding:
Basic	30,625,141	30,232,161	30,607,141	30,041,373
Diluted	30,966,699	30,696,515	31,070,511	30,441,690

Earnings per Share:
Basic	$0.25	$0.43	$0.84	$0.93
Diluted	$0.23	$0.42	$0.82	$0.91

Condensed Balance Sheet

	May 31, 2005	August 31, 2004
	(Unaudited)
Assets
Current Assets	$569,087,000	$522,430,000
Other Assets	23,328,000	24,960,000
Net Property, Plant and Equipment	177,541,000	176,706,000

	$769,956,000	$724,096,000

Liabilities and Stockholders’ Equity
Current Liabilities	$170,659,000	$164,136,000
Long-Term Debt	61,205,000	49,679,000
Deferred Credits and Other Long-Term Liabilities, Etc.	80,724,000	75,044,000
Stockholders’ Equity	457,368,000	435,237,000

	$769,956,000	$724,096,000

(1)	The May 2005 quarter includes pre-tax income of $1,010,000 or $962,000 after-tax, from a refinement in assumptions relating to freight in North America.

(2)	The May 2005 quarter includes income from a pre-tax gain of $759,000 or $497,000 after-tax, on the sale of an office in Europe.

(3)	Fiscal 2005 includes $4,370,000 of tax benefits from tax reserves no longer required due to a change in Mexican tax laws effective December, 2004 and the favorable settlement of a tax claim in Canada.

Supplemental Segment Information (Unaudited)

	North America	Europe	Other	Consolidated
Three months ended May 31, 2005:
Sales to unaffiliated customers	$116,227,000	$258,721,000	$—	$374,948,000

Gross profit	$12,497,000	$34,952,000	$—	$47,449,000

Income (loss) before interest, restructuring and taxes	$(1,949,000)	$14,961,000	$—	$13,012,000
Interest expense, net	—	—	(297,000)	(297,000)
Restructuring expense — N. America	34,000	—	—	34,000

Income (loss) before taxes	$(1,915,000)	$14,961,000	$(297,000)	$12,749,000

Three months ended May 31, 2004:
Sales to unaffiliated customers	$109,317,000	$221,954,000	$—	$331,271,000

Gross profit	$13,492,000	$37,643,000	$—	$51,135,000

Income before interest, restructuring and taxes	$1,215,000	$19,399,000	$—	$20,614,000
Interest expense, net	—	—	(372,000)	(372,000)
Restructuring expense — N. America	(295,000)	—	—	(295,000)

Income before taxes	$920,000	$19,399,000	$(372,000)	$19,947,000

Nine months ended May 31, 2005:
Sales to unaffiliated customers	$327,433,000	$760,699,000	$—	$1,088,132,000

Gross profit	$36,474,000	$111,892,000	$—	$148,366,000

Income (loss) before interest, restructuring and taxes	$(7,486,000)	$48,569,000	$—	$41,083,000
Interest expense, net	—	—	(1,654,000)	(1,654,000)
Restructuring expense — N. America	(182,000)	—	—	(182,000)

Income (loss) before taxes	$(7,668,000)	$48,569,000	$(1,654,000)	$39,247,000

Nine months ended May 31, 2004:
Sales to unaffiliated customers	$307,009,000	$613,265,000	$—	$920,274,000

Gross profit	$34,621,000	$106,020,000	$—	$140,641,000

Income (loss) before interest, restructuring and taxes	$(2,613,000)	$51,635,000	$—	$49,022,000
Interest expense, net	—	—	(1,824,000)	(1,824,000)
Restructuring expense — N. America	(295,000)	—	—	(295,000)

Income (loss) before taxes	$(2,908,000)	$51,635,000	$(1,824,000)	$46,903,000